Exhibit 4.2

JOINDER AGREEMENT AND AMENDMENT TO

 REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement and Amendment to Registration Rights Agreement (this “Joinder Agreement”) is made effective as of October 1, 2021, by and among Digital Brands Group, Inc., a Delaware corporation (the “Company”), FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), and Oasis Capital, LLC, a Puerto Rico limited liability company (“Oasis”) (each of the undersigned, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Oasis previously entered into a Securities Purchase Agreement dated as of August 27, 2021 (the “Original Purchase Agreement”) pursuant to which the Company issued to Oasis a secured convertible note dated August 27, 2021 (the “Note”);

WHEREAS, in connection with the Original Purchase Agreement and the Note, the Company entered into that certain Registration Rights Agreement dated as of August 27, 2021 (the “RRA”) pursuant to which the Company granted to Oasis certain registration rights in connection with the Note and the securities issued thereunder;

WHEREAS, the Company, Oasis and FirstFire will enter into an Amended and Restated Securities Purchase Agreement (the “Amended Purchase Agreement”), which shall amend and restate the Original Purchase Agreement in its entirety and provide for the issuance of an additional secured convertible note to FirstFire on the terms and conditions set forth therein;

WHEREAS, the Parties desire to amend the RRA to provide for the joinder of FirstFire as an “Investor” thereunder; and

WHEREAS, Section 10 of the Security Agreement requires the consent of Oasis to amend the RRA.

NOW, THEREFORE, the Parties hereby agree as follows:

1.            Capitalized Terms. Except as specifically set forth herein, capitalized terms not defined herein shall have the meaning set forth in the RRA.

2.            Effect of this Joinder Agreement. The RRA will remain in full force and effect except as expressly modified by this Joinder Agreement.

3.            Joinder and Amendment.

3.1            FirstFire hereby becomes a party to and will be bound by and subject to the terms of the Security Agreement as an Investor.

3.2            The definition of “Investor” in the preamble of the RRA and all references to Secured Party in the RRA are hereby amended and restated in their entirety to refer to, individually and collectively, Oasis Capital, LLC, a Puerto Rico limited liability company, and FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company.

3.3            The references to “Purchase Agreement” in the RRA shall refer to the Amended Purchase Agreement as defined herein.

4.            Counterparts and Signatures. This Joinder Agreement may be executed in one or more counterparts and each of such counterparts shall be deemed to be an original for all purposes, and all of such counterparts shall together constitute one and the same instrument. It is agreed that an original, photocopy, PDF or facsimile copy of a signature may serve as an original. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature is represented in a photocopy, PDF or facsimile copy.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Joinder Agreement and Amendment effective as of the date first above written.

Company:

DIGITAL BRANDS GROUP, INC.

By:	/s/ John Hilburn Davis IV
Name:	John Hilburn Davis IV
Title:	Chief Executive Officer

Investors:

OASIS CAPITAL, LLC

By:	/s/ Adam Long
Name:	Adam Long
Title:	Manager

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

By:	FirstFire Capital Management, LLC

By:	/s/ Eli Fireman
Name:	Eli Fireman
Title:	Manager